Exhibit (m)(7)(b)

SCHEDULE A EATON VANCE MUTUAL FUNDS TRUST CLASS R DISTRIBUTION PLAN

Fund	Adopted:
Eaton Vance Government Obligations Fund	June 16, 2003
Eaton Vance Dividend Income Fund	December 12, 2005